Exhibit 1.1

Articles of Association

ARTICLES OF ASSOCIATION

of

AIXTRON SE

It is hereby certified that the following Articles of Association of

AIXTRON SE, Herzogenrath

are consistent with the Articles of Association submitted to the commercial register in the version dated January 25, 2012.

Aachen, January 25, 2012

Müsgen, Civil law notary, Aachen

Translation for Convenience Purposes

Articles of Association

SE

I.                                        GENERAL PROVISIONS

§ 1
Company Name, Domicile, Duration

1.                                      The Company is registered under the name:

AIXTRON SE.

2.                                      The domicile of the Company is Herzogenrath.

3.                                      The duration of the Company is unlimited.

§ 2
Purpose

1.                                      The purpose of the Company is the manufacture and sale of products, as well as research and development and services for the implementation of semiconductor technologies and other physicochemical technologies, particularly those bearing the AIXTRON trademark.

2.                                     The Company is authorized to conduct all transactions suitable for promoting the Company’s purpose indirectly and directly. The Company may establish branch offices in Germany and abroad, may acquire equity interests in other companies in Germany and abroad, as well as purchase or establish such companies.

The purpose of subsidiaries and investees may differ from that referred to in clause 1 above insofar as it seems capable of promoting the purpose of the Company.

The Company may outsource all or part of its operations to affiliates.

§ 3
Notices and Information

1.                                      The Company’s notices will be published in the electronic Bundesanzeiger (Federal Gazette), unless otherwise required by law.

2.                                      Information intended for the holders of listed securities of the Company may also be transmitted electronically.

II.                                    SHARE CAPITAL AND SHARES

§ 4
Share Capital

1.                                      The Company’s share capital is €101,789,527.00 (in words: one hundred and one million seven hundred eighty nine thousand five hundred twenty seven euros). It is composed of 101,789,527 no-par value registered shares. The share capital in the amount of €100,667,177.00 (in words: one hundred million six hundred sixty seven thousand one hundred seventy seven euros) has been contributed through the conversion of the corporate form of AIXTRON Aktiengesellschaft into AIXTRON SE.

2.1                                 The Executive Board shall be authorized, with the approval of the Supervisory Board, to increase the share capital on one occasion or in partial amounts on several occasions in the period to May 18, 2016 by up to a total of EUR 40,471,946.00 against cash and/or non-cash contributions by issuing new registered no-par value shares (Authorized Capital 2011). Shareholders must be granted pre-emptive rights. The shares may also be underwritten by one or several credit institutions with the obligation to offer the shares to the shareholders of the Company for subscription. The Executive Board shall, however, be authorized, with the approval of the Supervisory Board, to exclude the pre-emptive rights of shareholders in full or in part:

•                                          to eliminate fractions resulting from the subscription ratio;

•                                          if required for protection against dilution, to grant holders and/or creditors of option or conversion rights arising from bonds with warrants or convertible bonds that were or will be issued by the Company and/or its subsidiaries the right to subscribe for new shares to the extent that they would be entitled to do so after option or conversion rights have been exercised or conversion obligations fulfilled;

•                                          in the case of capital increases against non-cash contributions to grant shares to be used in the acquisition of companies, parts of companies, or equity interests in companies, or for the acquisition of other assets;

•                                          if the issue price of the new shares is not significantly lower within the meaning of § 203 (1) and (2) and § 186 (3) sentence 4 Aktiengesetz (German Stock Corporation Act) than the market price of the listed shares carrying the same rights when the final issue price is fixed by the Executive Board. However, this authorization is only valid provided that the shares issued, while excluding pre-emptive rights in accordance with § 186 (3) sentence 4 Aktiengesetz (German Stock Corporation Act), do not exceed a total of 10 percent of the share capital, either at the time of effectiveness or at the time of exercise of this authorization. In calculating this limit of 10 percent of the share capital, those shares shall be included which are issued or used during the term of this authorization while excluding pre-emptive rights in direct or analogous application of § 186 (3) sentence 4 Aktiengesetz (German Stock Corporation Act). In addition, in calculating the limit of 10 percent of the share capital, those shares shall be included which are issued or will have to be issued in respect of subscription rights arising from bonds with warrants and/or convertible bonds, provided that the bonds were issued or will be issued based on an authorization to issue bonds that is valid during the term of this authorization while excluding pre-emptive rights in analogous application of § 186 (3) sentence 4 Aktiengesetz (German Stock Corporation Act).

The Executive Board shall also be authorized, with the approval of the Supervisory Board, to determine the further content of the share rights and the conditions for issuing shares.

This authorization shall apply — without taking into account shares issued without pre-emptive rights in order to eliminate fractions and/or to protect the holders and/or creditors of option or conversion rights arising from bonds with warrants or convertible bonds against dilution — only subject to the provision that following exercise of such authorization the sum of the shares issued without pre-emptive rights under Authorized Capital 2011 does not exceed 20 percent of the share capital existing at the time this authorization becomes effective or — if this amount is lower — existing at the time of its exercise. In calculating this limit of 20 percent of the share capital, those shares shall be included which are issued without pre-emptive rights under any other authorized capital and/or under Contingent Capital I 2007 or any contingent capital replacing Contingent Capital I 2007 for the purpose of granting conversion and/or subscription rights to the creditors of bonds with warrants or convertible bonds.

2.2                                 (left blank)

2.3                                 The Company’s share capital is conditionally increased by up to €1,926,005.00 by issuing up to 1,926,005 new no-par value registered shares. The conditional capital increase serves to grant options to members of the Executive Board and employees of the Company and to members of the management and employees of affiliated companies under the stock option plans resolved by the General Meeting on May 26, 1999 under agenda item 5. The conditional capital increase will only be implemented to the extent that the holders of options exercise their rights. The new shares carry dividend rights as of the start of the fiscal year in which they are issued as a result of the options being exercised in each case. The Executive Board is authorized to determine the further details of the implementation of the conditional capital increase with the approval of the Supervisory Board. Where options are to be granted to members of AIXTRON Aktiengesellschaft’s Executive Board, the further details of the conditional capital increase will be determined by the Supervisory Board.

2.4                                 The Company’s share capital is conditionally increased by up to €35,875,598.00 by issuing up to 35,875,598 new no-par value registered shares carrying dividend rights as of the start of the fiscal year in which they are issued. The conditional capital increase serves to grant shares to the holders or creditors of conversion rights and/or warrants issued by the Company or companies directly or indirectly majority-owned by the Company under the authorization resolved by the General Meeting on May 22, 2007 under agenda item 9. The conditional capital increase will only be implemented to the extent that the conversion rights and/or warrants attached to the debt securities are exercised or the conversion obligations attached to the debt securities are required to be fulfilled, and to the extent that no cash settlement or own shares are used to service the respective debt securities. The Executive Board is authorized to determine the further details of the implementation of the conditional capital increase with the approval of the Supervisory Board (contingent capital I 2007).

2.5                                 The Company’s share capital is conditionally increased by up to €745,447.00 by issuing up to 745,447 new no-par value registered shares. The conditional capital increase serves to grant options to members of the Executive Board of the Company and members of the management of affiliated companies, as well as to employees of the Company and of affiliated companies under the stock option plans in accordance with the General Meeting’s resolution of May 22, 2002 (Stock Option Plan 2002). The conditional capital increase will only be implemented to the extent that the holders of options make use of their rights, and the Company does not grant own shares to fulfill these rights. The new shares carry dividend rights as of the start of the fiscal year in which they are issued as a result of the options being exercised. The Executive Board is authorized to determine the further details of the implementation of the conditional capital increase with the approval of the Supervisory Board. Where options are to be granted to members of AIXTRON Aktiengesellschaft’s Executive Board, the further details of the conditional capital increase will be determined by the Supervisory Board.

2.6                                 The Company’s share capital is conditionally increased by up to €3,298,774.00 by issuing up to 3,298,774 new no-par value registered shares (contingent capital II 2007). The contingent capital II 2007 serves to ensure the fulfillment of the subscription rights attached to the options granted by the Company under the Stock Option Plan 2007 up to and including May 21, 2012 in accordance with the authorization resolved by the General Meeting on May 22, 2007. The conditional capital increase will only be implemented to the extent that the holders of such options exercise their option rights and the Company does not service the options by granting own shares or offering cash settlement. The new shares carry dividend rights as of the start of the fiscal year in which they are issued.

2.7                                 The Supervisory Board is authorized to reformulate the Articles of Association in accordance with the amount of the capital increase from authorized and contingent capital in each case.

§ 5
Dividend Rights

In the case of a capital increase, the dividend rights of the new shares can be determined differently from section 60 of the Aktiengesetz (German Stock Corporation Act).

§ 6
Classes of Shares

1.                                      The shares are registered shares.

2.                                      If, as part of an increase in capital, the resolution makes no provision as to whether shares are to be bearer shares or registered shares, they will be registered shares.

3.                                      The Executive Board, with the approval of the Supervisory Board, determines the type of share certificates as well as the coupons and renewal coupons. The same applies to interim certificates, bonds, interest coupons and warrants.

4.                                      The Company may issue share certificates representing multiples of shares (global shares). The right of shareholders to the certification of their shares is excluded.

5.                                      Renewal coupons and coupons shall be attached to the shares.

III.                                CONSTITUTION OF THE COMPANY

§ 7
Corporate Bodies

The Company’s corporate bodies are:

the Executive Board,

the Supervisory Board,

the General Meeting.

A.                        Executive Board

§ 8
Executive Board

1.                                      The Company’s Executive Board is comprised of two or more persons. The Supervisory Board determines the number of Executive Board members. The appointment of deputy Executive Board members is permitted. The members of the Executive Board are appointed for a maximum period of six years. Reappointments are permissible.

2.                                      The Supervisory Board can delegate the conclusion, amendment, and termination of employment contracts to a Supervisory Board committee.

3.                                      The Supervisory Board can appoint a member of the Executive Board as the Chairman or the Spokesman of the Executive Board and additional members of the Executive Board as Deputy Chairmen or Deputy Spokesmen.

§ 9
Legal Representation

1.                                      The Company is legally represented by two members of the Executive Board or by one member of the Executive Board acting jointly with a Prokurist (authorized signatory). The Supervisory Board can grant individual Executive Board members power of sole representation.

2.                                      The Supervisory Board can also exempt individual Executive Board members from the restrictions imposed by section 181 of the Bürgerliches Gesetzbuch (BGB - German Civil Code).

§10
Management

1.                                       The Executive Board conducts the business of the Company in accordance with the law and the Articles of Association. It will pass by-laws for itself by a unanimous resolution of its members and with the approval of the Supervisory Board.

2.                                       The Executive Board requires the prior consent of the Supervisory Board in order to conduct the following transactions or take the following measures:

•                                         establishing, acquiring, disposing of, especially in the form of sale, surrendering or dissolving plants, subsidiaries and companies in which shareholdings are held and participations in other enterprises if, in the specific case, an amount of €500,000 is exceeded;

•                                         commencing, materially restricting or giving up fields of activity of the Company;

•                                         acquiring and selling real property and rights equivalent to real property, dispositions over such properties and rights and corresponding transactions resulting in obligations to make such dispositions;

•                                         conclusion, amendment and termination of important license contracts or cooperation contracts which involve an economic risk of more than €1,000,000 for AIXTRON SE or its group companies;

•                                         appointment of holders of registered signing authority, general agents and representatives for the entire business operations.

The Supervisory Board can make other matters dependent on its consent.

The Supervisory Board can issue the consent for specific matters in advance or in the context of approving the business planning.

B.                        Supervisory Board

§ 11
Composition, Election, Term of Office

1.                                      The Supervisory Board consists of 6 (six) members. The General Meeting can specify any other number of Supervisory Board members divisible by three.

2.                                      The appointment of the Supervisory Board occurs for the period of time until the end of the General Meeting resolving on the approval of actions for the fourth fiscal year after the commencement of the term of office, whereby the fiscal year in which the appointment occurs is not taken into account; however, the longest term is six years. The General Meeting may resolve a shorter term of office. Repeated appointment is permissible.

3.                                      Substitute members can be elected for Supervisory Board members who have been elected by the General Meeting. The term of office of a substitute member taking the place of a retired member ends at the end of the General Meeting in which a supplementary election for the remaining term of the retired member takes place, but no later than the end of the retiring member’s term of office.

§ 12
Resignation from Office

Any member of the Supervisory Board can resign from office by addressing a statement to the Chairman of the Supervisory Board or the Executive Board, giving one month’s notice.

§ 13
Chairman of the Supervisory Board

The Supervisory Board elects a Chairman and a Deputy from among its members. If in the course of an electoral period, the Chairman or the Deputy Chairman retire from their posts, the Supervisory Board must immediately hold an election for the remainder of the term of the retiree.

§ 14
Meetings

The meetings of the Supervisory Board are convened in writing by the Chairman, or — if he is prevented from doing so — by his Deputy, giving 14 days’ notice. When calculating the period of notice required, the day on which the invitation was sent and the day of the meeting are not included. The invitation must indicate the individual items on the agenda. In urgent cases, the period of notice for convening a meeting can be reduced to 3 (three) business days and the invitation can be issued verbally, by fax, telephone, or email.

§ 15
Resolutions

1.                                    The agenda must be announced at the time the meeting is convened. Resolutions on agenda items not duly announced in the invitation are only permitted if no Supervisory Board member presents objects. In such cases, absent Supervisory Board members must be given the opportunity to object to the resolution within an appropriate period to be determined by the Chairman, or — if he is prevented from doing so — by his Deputy, or to submit their vote in writing. The resolution shall only take effect if the absent Supervisory Board members do not object to it within this period or if they vote in favor of it.

2.                                     Resolutions of the Supervisory Board are passed at meetings. In exceptional, justified cases, members of the Supervisory Board may also participate in meetings of the Supervisory Board and its committees by telephone conferencing or video conferencing with the approval of the Chairman, or — if he is prevented from giving such approval — by his Deputy. Supervisory Board members who do not participate in the meeting in accordance with clause 2, sentence 2 above, may take part in resolutions of the Supervisory Board and its committees by submitting a written vote (also by fax) to the Chairman of the meeting. Outside the meetings, resolutions of the Supervisory Board are only permitted by way of votes cast in writing, by fax, telephone, or e-mail or by way of a combination of these aforementioned means of communication, if no member of the Supervisory Board objects to this procedure.

3.                                     The Supervisory Board is quorate if two thirds of its members in accordance with § 11 clause 1 of the Articles of Association take part in the resolution. If the Supervisory Board only consists of three members, all three members are required to take part in the resolution.

4.                                     The resolutions of the Supervisory Board require a majority of the votes cast. Abstentions are not counted as votes. The Chairman of the meeting has the casting vote in the event of a tie. The Chairman of the meeting will determine the type of voting procedure to be followed. These provisions apply accordingly to votes cast in writing, or by telephone, fax, or e-mail.

5.                                     Minutes must be taken of Supervisory Board meetings and must be signed by the Chairman of the meeting. The minutes taken on resolutions passed in writing, or by telephone, fax, or e-mail must be signed by the Chairman of the Supervisory Board, or — if he is prevented from doing so — by his Deputy.

§ 16
Committees

1.                                     The Supervisory Board is authorized and, if prescribed by law, required to form committees of its members and to draw up by-laws establishing their responsibilities and powers. The Supervisory Board can also, if permitted by law, assign decision-making powers to the committees.

2.                                     Declarations of intent by the Supervisory Board and its committees are submitted by the Chairman on behalf of the Supervisory Board, or - if he is prevented from doing so - by his Deputy.

§ 17
Tasks/Remuneration for the Supervisory Board

1.                                     The Supervisory Board supervises the management activities of the Executive Board.

2.                                     The Supervisory Board shall draw up by-laws for itself.

3.                                     In addition to the reimbursement of expenses (including any value added tax payable on their Supervisory Board remuneration or expenses), the members of the Supervisory Board will receive an annual compensation in an amount of EUR 25,000, with the Chairman receiving triple this amount and the Deputy Chairman one and a half times this amount. As well as fixed compensation, the members of the Supervisory Board will also receive total variable compensation of 1% of the Company’s net retained profit, less an amount corresponding to 4% of the paid-in contributions to the share capital. The Chairman of the Supervisory Board receives 6/17, the Deputy Chairman 3/17, and a member of the Supervisory Board 2/17 of the variable compensation. The amount of the variable compensation shall not exceed four times the fixed compensation per member of the Supervisory Board. Such variable compensation shall be payable following the end of the General Meeting that resolves on the appropriation of the net retained profit. If members of the Supervisory Board have been members on the Supervisory Board for only part of the fiscal year, they will receive a prorated remuneration for such period.

4.                                     The members of the Supervisory Board will receive an attendance fee in an amount of EUR 2,000 for attending the meetings of committees each; the chairman of a committee will receive triple this amount. The total amount of attendance fees payable to the members of the Supervisory Board shall be limited to one and a half times of the fixed compensation of this person pursuant to § 17 clause 3.

5.                                     The Company also pays the insurance premiums for the members of Supervisory Board for liability and legal insurance to cover liability risks arising from their activities for the Supervisory Board, as well as the insurance tax payable on these.

C.                        General Meeting

§ 18
General Meeting

The Company’s General Meetings take place either at the Company’s domicile or a German city with over 100,000 residents.

§ 19
Convening the General Meeting

The General Meeting is called by the Executive Board or by the Supervisory Board. The General Meeting must be called at least 30 days prior to the date of the meeting. The minimum notice period under sentence 2 is extended by the days of the registration period (§ 20 clause 2 sentence 1).

§ 20
Participation in the General Meeting

1.                                     Those shareholders whose names are entered into the share register on the date of the General Meeting and who have registered for participation in a timely manner shall be entitled to participate in such General Meeting and to exercise their voting rights.

2.                                     Such registration for participation must be received at the Company under the address notified for this purpose in the call for the meeting in German or English in the form of text or, if so resolved by the Executive Board, electronically in a manner determined in the call for the General Meeting, at least six days prior to the General Meeting, whereby the date of the General Meeting and the date of receipt are not taken into account (registration period). Cancellations and new registrations in the share register will not take place on the date of the General Meeting and during the last six days prior to the General Meeting.

3.                                     The details regarding registration will be announced together with the call for the General Meeting.

4.                                     The Executive Board is authorized to provide that shareholders can participate in the General Meeting without being present at its location and without a proxy and can completely or partially exercise all or individual rights they have by means of electronic communication (online participation). The Executive Board is also authorized to make determinations about the scope and the process for participating and exercising rights under sentence 1. The determinations will be announced together with the call for the General Meeting.

§ 21
Chairing the General Meeting

1.                                     The General Meeting is chaired by the Chairman of the Supervisory Board, or by his Deputy if the Chairman is unable to do so. If neither the Chairman nor his Deputy chairs the meeting, it will be chaired by the most senior member of the Supervisory Board (in terms of service) present.

2.                                     The chairman of the General Meeting can change the sequence of topics to be discussed as against that announced in the agenda. In addition, he shall decide on the type and form of voting.

3.                                     The chairman of the General Meeting may restrict the right of shareholders to speak and to ask questions to an appropriate amount of time. In particular the person presiding over the General Meeting may determine an appropriate time frame for the course of the entire General Meeting, for individual items on the agenda and for questions and contributions by the shareholders.

4.                                     The chairman of the General Meeting is authorized to permit in parts or completely the transmission in pictures and sound of the General Meeting in a manner to be determined in more detail by the chair of the meeting. The transmission can also occur in a form to which the public has unrestricted access.

§ 22
Resolutions

1.                                     Resolutions of the General Meeting are passed by a simple majority of the votes cast, unless the Articles of Association or mandatory provisions of law require otherwise. Insofar as the provisions in the law require that resolutions be passed by a majority of the share capital represented at the time of resolution, a simple majority of the represented capital is sufficient, as far as this is legally permissible. Resolutions about amending the Articles of Association, to the extent legal provisions do not determine otherwise, require a majority of two thirds of the votes cast or, if at least one half of the share capital is represented, a simple majority of the votes cast.

2.                                     If a simple majority is not achieved in the first round of voting for elections by the General Meeting, an additional round of voting will be held between the two people who have received the highest number of votes in the first round.

§ 23
Voting Rights

1.                                     Each no-par value share grants one vote at General Meetings. Any preferred shares without voting rights only have voting rights in the cases provided for by law, in this case, each no-par value share also grants one vote.

2.                                     The voting right can be exercised by proxy. The grant of proxy, its revocation and proof of proxy for the Company requires the form of text. An easing of the form can also be determined in the call for a meeting. The Company will provide at least one method of electronic communication for transmitting proof. The further details will be announced together with the call for the General Meeting. § 135 Aktiengesetz (German Stock Corporation Act) remains unaffected.

3.                                     The Executive Board is authorized to provide that shareholders can cast their votes in writing or by means of electronic communications (absentee ballot) even without participating in the meeting. The authorization includes the right to make determinations about the procedure. The determinations will be announced together with the call for the General Meeting.

IV.                              ANNUAL FINANCIAL STATEMENTS, PROVISIONS, APPROPRIATION OF RETAINED EARNINGS

§ 24
Fiscal Year

The fiscal year is the calendar year.

§ 25
Annual Financial Statements, Ordinary General Meeting, Appropriation of Retained Earnings

1.                                     The Executive Board shall prepare the annual financial statements as well as the management report for the previous fiscal year and present them to the Supervisory Board within the first 3 (three) months of each fiscal year. If the annual financial statements have to be audited by an auditor, these documents shall be submitted along with the auditor’s report immediately after the receipt of the auditor’s report by the Supervisory Board.

2.                                     At the same time, the Executive Board shall submit to the Supervisory Board its proposal for the appropriation of the net retained profit that will be presented to the General Meeting.

3.                                     The Supervisory Board is required to examine the annual financial statements, the management report, and the proposal for the appropriation of the net retained profit within one month of receiving the auditor’s report. The Executive Board will receive the Supervisory Board’s report.

4.                                     After receiving the Supervisory Board’s report of the result of its examination, the Executive Board shall immediately convene the Ordinary General Meeting, which is required to take place within the first 6 (six) months of every fiscal year.

5.                                     The Ordinary General Meeting resolves on the approval of the activities of the Executive Board and the Supervisory Board as well as on the appropriation of the net retained profit. In addition, the General Meeting resolves on the choice of the auditor and, in the cases provided for by the law, on the adoption of the annual financial statements.

V.                                   AUTHORITY OF THE SUPERVISORY BOARD TO AMEND THE ARTICLES OF ASSOCIATION, FORMATION EXPENSES, PLACE OF JURISDICTION, SPECIAL BENEFITS

§ 26
Amendments to the Articles of Association

The Supervisory Board is authorized to resolve amendments and additions to the Articles of Association that only concern the formal wording.

§ 27
Costs

1.                                      The Company will bear the formation costs and taxes up to a maximum amount of DM 100,000.00.

2.                                      The Company assumes the expense for establishing itself with regard to the conversion of corporate form of AIXTRON AG into AIXTRON SE, especially the costs of the preparatory measures, the costs for examining and preparing the certificate on value by the court appointed expert in accordance with § 37 para. 6 SE Regulation, the costs for notarizing the Conversion Plan, the costs for entries in the register, the costs of external advisors, the costs for required publications, the costs for conducting the process for regulating the involvement of employees and the costs for converting stock exchange listings for the shares in AIXTRON AG to shares in AIXTRON SE in an estimated amount of up to €1,000,000.00.

§ 28
Place of Jurisdiction

The Company’s domicile is the place of jurisdiction.

§ 29
Special Benefits

The following is pointed out in the context of the conversion of corporate form of AIXTRON AG into AIXTRON SE due to reasons of precaution:

Notwithstanding the responsibility of the Supervisory Board of AIXTRON SE to make decisions under stock corporation law, it must be assumed that the present members of the Executive Board of AIXTRON AG will be appointed as members of the Executive Board of AIXTRON SE. The members of the Executive Board of AIXTRON AG are Paul K. Hyland, Dr. Bernd Schulte and Wolfgang Breme.

Furthermore, the then current members of the Supervisory Board of AIXTRON AG at the time the conversion of AIXTRON AG into AIXTRON SE takes effect are supposed to be appointed as members of the Supervisory Board of AIXTRON SE (see § 11 clause 3).